Filed Pursuant to Rule 424(b)(5)
Registration Number 333-97697
PROSPECTUS SUPPLEMENT
(To Prospectus dated November 20, 2002)
5,375 SHARES
WASTE MANAGEMENT, INC.
COMMON STOCK
     Our common stock is listed on the New York Stock Exchange under the trading symbol “WMI.” On July 26, 2006, the last reported sale price of the common stock on the New York Stock Exchange was $34.54 per share.
     We are issuing the shares directly to a warrant holder upon exercise by such holder of currently outstanding warrants. The warrants, originally issued in July 1996, entitle the holder to purchase 5,375 shares of our common stock at a purchase price of $24.1860 per share. We will use the proceeds of approximately $130,000 for general corporate purposes.
     Investing in the common stock involves risks that are described in the “Risk Factors” section beginning on page 4 of the prospectus dated November 20, 2002.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     We expect to deliver the shares against payment therefor in Houston, Texas on or about July 28, 2006.
Prospectus Supplement dated July 28, 2006